Exhibit 4.1

EXECUTION VERSION

TRANSATLANTIC HOLDINGS, INC.

Third Supplemental

Indenture

Dated as of March 6, 2012

(Supplemental to Indenture Dated as of December 14, 2005)

The Bank of New York Mellon

as Trustee

THIRD SUPPLEMENTAL INDENTURE, dated as of March 6, 2012, between Transatlantic Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), Shoreline Merger Sub, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as successor to the Company (f/k/a Shoreline Merger Sub, LLC, herein called “Shoreline”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”);

R E C I T A L S:

WHEREAS, the Company is party to that certain Indenture, dated as of December 14, 2005 (the “Base Indenture”), between the Company and the Trustee.

WHEREAS, on December 14, 2005 the Company and the Trustee entered into the First Supplemental Indenture to the Base Indenture (the “First Supplemental Indenture”), pursuant to which the Company issued $750,000,000 of its 5.75% Senior Notes due 2015 (the “2015 Notes”);

WHEREAS, on November 23, 2009 the Company and the Trustee entered into the Second Supplemental Indenture to the Base Indenture (the “Second Supplemental Indenture,” the Base Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which the Company issued $350,000,000 of its 8.00% Senior Notes due 2039 (the “2039 Notes”; the 2039 Notes and the 2015 Notes, the “Securities”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of November 20, 2011, with Shoreline and Alleghany Corporation, pursuant to which the Company shall be merged with and into Shoreline (the “Merger”), the separate corporate existence of the Company shall cease and Shoreline shall continue as the surviving corporation, and, upon effectiveness of the Merger, Shoreline shall change its name to Transatlantic Holdings, Inc.;

WHEREAS, Section 901(1) of the Indenture provides that, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company under the Indenture and the Securities;

WHEREAS, Section 801 of the Indenture permits the Company to merge with or into another Person so long as certain conditions have been met;

WHEREAS, pursuant to Article 8 of the Indenture, upon consummation of the Merger, Shoreline shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, the due and punctual payment of the principal and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture to be performed or observed by the Company;

WHEREAS, the Company has furnished the Trustee, pursuant to Sections 102, 801 and 903 of the Indenture, (i) an Officer’s Certificate and an Opinion of Counsel, each stating that the Merger and this Third Supplemental Indenture comply with the requirements of Article 8 of the Indenture and all conditions precedent provided for in the Indenture relating to the Merger and to this Third Supplemental Indenture have been complied with and (ii) a copy of the Board Resolutions authorizing the execution of the Third Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee join with it and Shoreline in entering into this Third Supplemental Indenture for the purpose of supplementing the Indenture to provide for the assumption by Shoreline of the due and punctual payment of the principal and any interest on all the Securities and the performance and observance of every covenant and condition of the Indenture on the part of the Company to be performed or observed;

WHEREAS, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture; and

WHEREAS, all things necessary to authorize the assumption by Shoreline of the Company’s covenants under the Indenture and the Securities and to make this Third Supplemental Indenture, when executed by the parties hereto, a valid and binding supplement to the Indenture have been done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Shoreline and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

Section 1 Definitions

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes of this Third Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not any particular section hereof.

Section 2 Relation to Basic Indenture

This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Third

Supplemental Indenture forms a part of the Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3 Assumption of Obligations

As required by Section 801 of the Indenture, as and from the effective time of the Merger Shoreline hereby expressly assumes the due and punctual payment of the principal and any premium and interest on all the Securities and the performance and observance of every covenant and condition of the Indenture on the part of the Company to be performed or observed.

Section 4 Separability

In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5 Governing Law

This instrument shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 6 Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7 Trust Indenture Act Controls

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.

Section 8 Effect of Headings

The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9 Successors

All agreements of the Company in respect of this Third Supplemental Indenture shall bind its successor.

Section 10 Trustee Makes No Representation

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

TRANSATLANTIC HOLDINGS, INC.

By:	/s/ Gary A. Schwartz
Name:	Gary A. Schwartz
Title:	Executive Vice President and General Counsel

SHORELINE MERGER SUB, INC.

By:	/s/ Christopher K. Dalrymple
Name:	Christopher K. Dalrymple
Title:	Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Sherma Thomas
Name:	Sherma Thomas
Title:	Senior Associate